FOR IMMEDIATE RELEASE

Michael Skarzynski Named President and Chief Executive Officer of Arbitron Inc.

Steve Morris to continue as chairman of the board and as advisor to new CEO

NEW YORK; January 12, 2009 – The Board of Directors for Arbitron Inc. (NYSE: ARB) announced today that it has appointed Michael P. Skarzynski as president and chief executive officer, effective immediately. Mr. Skarzynski will also be appointed to Arbitron’s Board of Directors. Stephen B. Morris will continue as chairman of the board and will be an advisor to Mr. Skarzynski during the transition.

“After a thorough search process, we believe we have selected the candidate that best matches the requirements for leading the company during these challenging economic times,” said Phil Guarascio, Arbitron director and chairman, Arbitron Board Nominating and Corporate Governance Committee. “Michael Skarzynski is an accomplished corporate executive with three decades of experience in general management, sales, marketing, finance, business development, technology, government and international business. He is the perfect leader to build on Arbitron’s strong foundation and to leverage the latest technology to respond to the rapidly changing needs of our current clients and future customers around the world.”

“When I came to Arbitron in December 1992, we were just announcing the program to develop the Portable People Meter. Now that the PPM has been successfully commercialized in 14 markets and remains on track for its full commercialization in the top radio markets, this is a good time to hand the reins over to a new chief executive officer,” said Mr. Morris. “Michael is a visionary leader who can translate the needs of customers and the marketplace into innovative products and services.”

Most recently, Mr. Skarzynski served as chief executive officer of Iptivia, a privately held performance management software company based in New York City, where he was responsible for the restructuring and global expansion of the business.

“What attracted me to Arbitron are the significant accomplishments and market leadership of the company,” said Mr. Skarzynski. “I am impressed with the enormous opportunity for Arbitron and I am honored to join this team. My priorities are clear: focus the collective talent and commitment of the Arbitron team to support our worldwide customer base and ensure our joint success in today’s economic climate.”

Mr. Skarzynski was an executive with Lucent and AT&T Network Systems where he held a number of sales, marketing, business development and general manager positions, including vice president and chief operating officer of the Emerging Service Provider Business, a multi-billion dollar business unit.

He has served as chief executive officer for one public company, Performance Technologies and three privately held technology firms – Iptivia, Xebeo and Predictive Networks.

His experience also includes management positions with Motorola and appointments as Assistant Secretary for Trade Development and Chief of Staff at the U.S. Department of Commerce. Mr. Skarzynski started his career as an Assistant to the President of the Center for Strategic and International Studies (CSIS) in Washington, D.C.

Mr. Skarzynski earned a Bachelor of Science in Foreign Service degree from Georgetown University in 1978 and a Master of Business Administration degree from Northwestern University in 1983. He is a member of the Council on Competitiveness, National Defense Industrial Association, Navy League of the United States, Association for Corporate Growth, Lean Enterprise Institute and is a ‘49er’ with the Young Presidents Organization.

Mr. Skarzynski, 52, will work at the Arbitron Columbia, Maryland office.

Steve Morris, 65, served as chief executive officer for Arbitron for 16 years and will continue to serve as chairman of the board.

Investor Call: Schedule and Access
Arbitron will host a conference call at 4:30 p.m. Eastern Time on Monday, January 12, 2009 to discuss the executive transition, the accreditation of the PPM service in Riverside-San Bernardino, the recently announced settlements with the New York and New Jersey Attorneys General and other matters.

The Company invites you to listen to the call by dialing (toll free) 888-562-3356. The call can be accessed from outside of the United States by dialing 973-582-2700. Users will need to use the following code: 80146538. The call will also be available live on the Internet at the following sites: www.arbitron.com and www.streetevents.com.

A replay of the call will be available from 7:30 p.m. on January 12 through 11:59 p.m. on February 14, 2009. To access the replay, please call (toll free) 800-642-1687 in the United States, or 706-645-9291 if you’re calling from outside of the United States. To access the replay, users will need to enter the following code: 80146538.

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron provides additional media and marketing research services to the broadcast television, newspaper and online industries.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.